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                                                                  Exhibit 10.25


                2008 INCENTIVE PLAN FOR CERTAIN KEY EMPLOYEES

     The Company has a discretionary annual incentive program under which exempt salaried employees (other than the Chairman and the CEO) may earn cash payments based on a percentage of base annual salary. The actual percent is based on a variety of guidelines including the performance levels of the respective business units measured by operating income subject to certain adjustments.

     The payment to an employee is based upon (i) their assigned grade level, (ii) actual company earnings achieved relative to a pre-determined target, which is adjusted upward if company performance exceeds target and reduced if company performance is less than target, (iii) base salary paid during the fiscal year, and (iv) discretionary ranking of the individual's performance.








































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